UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification No.

1-11607	DTE Energy Company (a Michigan corporation) 2000 2nd Avenue Detroit, Michigan 48226-1279 313-235-4000	38-3217752

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On January 27, 2005, the Board of Directors of DTE Energy Company (the “Company”) approved the Company’s 2005 non-employee director compensation. The 2005 compensation arrangements are summarized below.

Non-employee directors will receive a cash retainer of $50,000 annually. In recognition of the added duties, the chairperson of the Audit Committee will receive an additional $10,000 annually and the chairpersons of all other committees will receive an additional $5,000 annually. Non-employee directors also will receive $2,000 for each Board meeting attended and $1,000 for each committee meeting attended.

Upon first election to the Board, each non-employee director will receive 1,000 shares of time-based restricted stock under the Company’s Stock Incentive Plan, which shares will be subject to three year vesting and forfeiture. For 2005, each non-employee director will receive 1,250 shares of vested phantom stock under the Company’s Deferred Stock Compensation Plan for Non-Employee Directors, which shares will be subject to three year deferral. In addition, the Company will pay the premiums on directors’ life and travel accident insurance.

On January 26, 2005, the Organization and Compensation Committee of the Board of Directors of the Company approved 2005 performance measures and targets for executive officers under the Company’s Annual Incentive Plan and Stock Incentive Plan.

Annual Incentive Plan

Executives may receive cash awards under the Company’s Annual Incentive Plan. For 2005, the Annual Incentive Plan has five annual measures weighted as follows in determining the total annual incentive award: earnings per share (35%), cash flow (35%), customer satisfaction (10%), safety (10%), and diversity (10%). The Company must attain minimum threshold levels for a given performance measure before any compensation becomes payable on account of the measure. Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. These targets range from 35% to 100% for officers, including the Chief Executive Officer. Award amounts paid to each officer are determined as follows: (i) performance for each measure is combined for an overall corporate performance factor that ranges from 0% to 200% of target; (ii) this weighted average factor is multiplied by each officer’s target award to arrive at an initial calculation; and (iii) the initial calculation is adjusted based on an individual performance modifier that may range from 0% to 125%.

Stock Incentive Plan

The Stock Incentive Plan, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, other key employees and outside directors may receive stock-based compensation. Stock-based compensation directly links individual performance with shareholder interests. Performance-based vesting and similar requirements for earning certain awards further emphasize achievement of corporate goals. The size of awards that may be made during 2005 ranges from 50% to 250% of base salary for officers, including the Chief Executive Officer, and will be determined by reference to executive level, responsibility, retention issues, market competitiveness and contributions to the overall success of the Company.

Performance shares: Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination thereof, depending on the level of achievement of performance measures. The performance measurement period for the 2005 awards is January 1, 2005 through December 31, 2007. Payments earned under the 2005 awards, including the Chief Executive Officer’s award, will be based on three performance measures weighted as follows: (i) balance sheet health (15%), (ii) total shareholder return vs. shareholder return of the companies currently in the Standard & Poor’s Electric Utility Index (70%), and (iii) employee engagement (15%).

Item 8.01. Other Events.

On January 28, 2005, the Company issued a press release announcing that the Board of Directors approved a stock repurchase program. Under the program, the Company may repurchase up to $700 million of its common stock from time to time through 2008.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Press release of DTE Energy Company dated January 28, 2005.

Forward-Looking Statements:

This Form 8-K contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the “Forward-Looking Statements” section in the Company’s 2003 Form 10-K (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by the Company that discuss important factors that could cause the Company’s actual results to differ materially. The Company expressly disclaims any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2005

DTE ENERGY COMPANY (Registrant)
/s/ Larry E. Steward
Larry E. Steward
Vice President

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release of DTE Energy Company dated January 28, 2005.